Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into this 28th day of March, 2023.

B E T W E E N:

DJS CONSULTING INC.,

a corporation incorporated under the laws of British Columbia

(the “Contractor”)

- and –

SNOW LAKE RESOURCES LTD.,

a corporation incorporated under the laws of the Province of Manitoba

(the “Client”)

WHEREAS, the Contractor is in the business of providing executive consulting services;

AND WHEREAS, the Client has retained the Contractor to provide the duties of VP of Resource Development pursuant to a Consulting Agreement commencing on November 1, 2021, (as amended, renewed, extended, supplemented, replaced or otherwise modified from time to time, the “First Consulting Agreement”);

AND WHEREAS the Contractor and the Client wish to terminate the First Consulting Agreement and enter into this Agreement;

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Termination of Prior Agreements

1.1The First Consulting Agreement is hereby terminated effective at 5:00 PM on March 31, 2023 (the “Effective Termination Date”). Neither the Contractor nor the Client will have any further obligations toward one another under the First Consulting Agreement as a result of the said termination, except:

1.1the Client shall pay to the Contractor for any accrued, but unpaid service fees and expenses payable pursuant to the First Consulting Agreement up to the Effective Termination Date; and

1.2the provisions of Section 9, 10, 12, 13, 14 and 15 (as it relates to the aforementioned Sections) of the First Consulting Agreement shall survive the termination of the said agreement.

2.Term.  This Agreement shall commence on 9:00 AM on April 3, 2023 (the “Effective Date”) and shall continue until terminated in accordance with the provisions herein.

3.Services

3.1The Contractor shall provide services to the Client consistent with the duties of a person holding the office of VP of Resource Development as more particularly set forth in Schedule 1 (the “Services”). The Services will be provided by the Contractor solely through the Contractor's own employee, Dale Schultz (the “Contractor's Personnel”). The Contractor shall not substitute the Contractor’s Personnel, nor shall the Contractor assign this Agreement, nor shall the Contractor subcontract any of the Services without the written consent of the Client.

3.2The Contractor shall determine the manner or means by which it performs the Services for the Client.

3.3Unless otherwise set forth in Schedule 1, the Contractor shall furnish, at its own expense, the equipment, supplies, tools and other materials used to perform the Services.

3.4The Client shall provide the Contractor with access to its premises and equipment to the extent necessary for the Contractor's performance of the Services. The Contractor shall comply with all applicable Client policies and procedures relating to the Client's business, including those related to occupational health and safety and to use of the Client’s facilities, supplies, information technology, equipment, networks and other resources.

3.5The Contractor shall make itself available for consultation with the Client at such times and places as are mutually agreeable to the parties. The Contractor agrees to prepare and submit to the Client such periodic reports regarding the performance of the Services, as the Client may require.

3.6In addition to the provisions of Section 3.5, the Contractor shall report directly to the Client’s Chief Executive Officer (“CEO”) with respect to the Services performed under this Agreement and will comply with all reasonable requests and instructions given to the Contractor by the CEO and the Client’s Board of Directors (the “Board”).

4. Independent Contractor Relationship

4.1The Contractor is and shall remain at all times an independent contractor and not an employee or dependent contractor of the Client. Nothing in this Agreement shall be construed to create any association, partnership, joint venture, agency, fiduciary or employment relationship between the Contractor and the Client, for any purpose, and neither party has the authority to contract for or bind the other party in any manner whatsoever.

4.2The Contractor shall provide the Services to the Client on a non-exclusive basis and shall be free to provide its services to third parties during the Term of this Agreement; provided that the Contractor shall not provide such services in a way that is inconsistent with any of the provisions of this Agreement.

4.3Without limiting Section 4.1, the Contractor and the Contractor's Personnel shall not be eligible to participate in any benefit or compensation plans offered by the Client to its employees, including, without limitation, any payments under any employment standards legislation.

4.4The Client shall have no liability or responsibility for withholding or remitting any income, payroll, or other federal or provincial taxes, including employment insurance remittances, Canada Pension Plan contributions, or employer health tax or worker's compensation insurance premiums for the Contractor and the Contractor's Personnel. The Contractor is responsible for these withholding, remitting and registration obligations, and shall indemnify the Client from and against any order, penalty, interest, taxes or contributions that may be assessed against the Client due to the failure or delay of the Contractor to make any such withholdings, remittances or registration, or to file any information required by any law.

4.5The Contractor shall be fully responsible for the Contractor's Personnel and shall indemnify the Client against any claims made by or on behalf of the Contractor's Personnel, including, without limitation, any claim for unpaid wages, overtime, vacation pay, or any other claim under employment standards legislation, reasonable notice of termination, or any other claim whether arising pursuant to contract, statute, common law or otherwise. Section 4.5 shall survive the termination of this Agreement and remain binding on the Contractor.

5. Fees and Expenses

5.1The Client shall pay to the Contractor a signing bonus (the “Bonus”) in the amount of US$40,000 within 10 business days of the Effective Date.

5.2In consideration of the provision of the Services by the Contractor, the Client shall pay the Contractor the sum of USD$15,000.00 (Fifteen Thousand Dollars) per month during the Term (the “Fees”).

5.3The Client shall reimburse the Contractor or the Contractor’s Personnel for living, food and vehicle expenses in the amount of CAD$8,515.00 per month pursuant to existing agreements between these parties.

5.4Except as provided for in this Agreement, the Contractor shall be responsible for any expenses incurred by the Contractor or the Contractor's Personnel in connection with the performance of the Services. In no event shall the Client reimburse the Contractor for any such expenses.

5.5The Contractor shall issue invoices to the Client on a monthly basis for its fees for Services performed in the immediately preceding month, calculated as provided in Section 0 and the Contractor shall issue invoices to the Client on a monthly basis for the expense incurred in the immediately preceding month, calculated as provided in Section 5.2.

5.6The Client shall pay all undisputed Fees and expenses within 14 (fourteen) days after the Client's receipt of the Contractor's invoice.  All payments shall be made by immediately available funds.

5.7The Client shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, provincial or municipal governmental entity on any amounts payable by Client hereunder; provided that, in no event shall Client pay or be responsible for any taxes, statutory withholdings, deductions or remittances, imposed on or with respect to the Contractor's income, revenues, gross receipts, real or personal property, or other assets, or the Contractor's Personnel.

6. Intellectual Property Matters

6.1The Client is and shall be the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. The Contractor irrevocably assigns to the Client, all rights, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

6.2The Contractor irrevocably and unconditionally waives all moral rights that the Contractor may now have or may have in the future relating to the Deliverables.

6.3The Contractor shall make full and prompt disclosure to the Client of any inventions or processes made or conceived by the Contractor alone or with others during the Term, relating in any way to the Services, whether or not such inventions or processes are patentable and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Client. The Contractor shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Client.

6.4Upon the reasonable request of the Client, the Contractor shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Client to prosecute, register, perfect, record or enforce its Intellectual Property Rights in any Deliverables.

6.5The Contractor shall require each of the Contractor's Personnel to execute written agreements securing for the Client the rights provided for in this Section 6 prior to and as a condition of the Contractor's Personnel providing or performing any of the Services under this Agreement.

7. Confidential Information

7.1The Contractor acknowledges that in the course of providing the Services, the Contractor may create or have access to information that is treated as confidential and proprietary by the Client, including, without limitation, information pertaining to any Deliverables, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”).

7.2The Contractor shall treat all Confidential Information as strictly confidential and only use the Confidential Information for the purpose of the Services. The Contractor shall not, without the prior written authorization of the Client, either during the Term or at any time after the termination of this Agreement:

(a)use any Confidential Information for the benefit or purposes of the Contractor or any other person, company or organization whatsoever; or

(b)disclose any Confidential Information to any person, company or other organization whatsoever.

7.3Confidential Information shall not include information that is or becomes generally available to the public other than through the Contractor's breach of this Agreement or is communicated to the Contractor by a third party that had no confidentiality obligations with respect to such information.

7.4If, either during the Term or after the termination of this Agreement, the Contractor is compelled or required to disclose any Confidential Information by law or court order or pursuant to any requirement, request or process of any legal, regulatory or governmental authority, the Contractor shall:

(a)give the Client immediate prior written notice of such requirement, request or process so that the Client may seek, at its sole cost and expense, an appropriate protective order or other remedy; and

(b)cooperate with the Client, at the Client's sole cost and expense, to obtain such protective order or other remedy.

7.5The Contractor shall require the Contractor's Personnel to execute written agreements securing for the Client the rights provided for in this Section 7 prior to and as a condition of the Contractor's Personnel providing or performing any Services under this Agreement.

8. Non-Solicitation .  During the Term of this Agreement and for a period of 12 (twelve) months following the termination or expiration of this Agreement, the Contractor shall not make any solicitation to employ the Client's personnel without the prior written consent of the Client. For the purposes of this clause, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this clause.

9. Representations and Warranties

9.1The Contractor represents and warrants that:

(a)the Contractor has the right to enter into this Agreement, to grant the rights granted herein and to perform fully the Contractor's obligations in this Agreement;

(b)the Contractor's performance of the terms this Agreement and the engagement of the Contractor with the Client do not and will not breach any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement entered into by the Contractor with any third party;

(c)the Contractor has the required skill, experience and qualifications to perform the Services;

(d)the Contractor shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and in compliance with all applicable federal, provincial, territorial and municipal laws and regulations;

(e)the Contractor shall devote such time, attention and energy as is necessary to implement and comply with its obligations under this Agreement;

(f)the Contractor will provide the Client with good and valid title in and to all Deliverables, free and clear of all encumbrances and liens of any kind; and

(g)all Deliverables are and shall be the Contractor's original work (except for material in the public domain or provided by the Client) and, to the best of the Contractor's knowledge do not and will not violate or infringe upon the intellectual property rights or any other rights whatsoever of any person, firm, corporation or other entity.

9.2The Client represents and warrants that:

(a)the Client has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)the execution of their Agreement by its representatives whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

10. Indemnification

10.1The Contractor shall defend, indemnify and hold harmless the Client and its officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, arising out of or resulting from:

(a)bodily injury, death of any person, or damage to real or tangible personal property, resulting from the Contractor's or the Contractor's Personnel's acts or omissions; and

(b)the Contractor's breach of any representation, warranty or obligation under this Agreement.

10.2The Client may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to the Contractor.

11. Termination

11.1During the Term, either party may terminate this Agreement without cause upon 90 (ninety) days' written advance notice to the other party. The principles of mitigation apply to any damages owed for termination of this Agreement without required notice, other than minimum payments required by statute.  In the event of termination by the Client pursuant to this clause, the Client shall pay the Contractor for any Services completed up to and including the effective date of such termination.

11.2Either party may terminate this Agreement during the Term, effective immediately for cause, without advance notice or payment in lieu of such notice. Without restricting the generality of the foregoing, “cause” includes a material breach of the provisions of this Agreement, where such breach is incapable of cure, or with respect to a material breach capable of cure, where the breaching party does not cure such breach within 3 (three) days after receipt of written notice of such breach.

11.3Upon the expiration or the termination of this Agreement for any reason, or at any other time upon the Client's written request, the Contractor shall promptly after such expiration, termination or request:

(a)deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Client's Confidential Information;

(b)permanently erase all of the Client's Confidential Information from the Contractor's computer systems; and

(c)certify in writing to the Client that the Contractor has complied with the requirements of this clause.

12.Guarantee. In consideration of the Client entering into this Agreement with the Contractor, the Contractor’s Personnel, covenants and agrees to be personally bound by, and duly perform and observe all covenants, agreements, obligations, liabilities and provisos of the Contractor under this Agreement, and that the liability of the Contractor’s Personnel under this Agreement shall be joint and several with the Contractor and that the liability of the Contractor’s Personnel shall not be released, altered, affected, reduced or limited in any way by any variation, alteration, amendment or renewal of this Agreement, or any term or provision hereof, whether such variation, alteration, amendment or renewal was made with or without the consent of the Contractor’s Personnel.

13. Miscellaneous

13.1Each party shall, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.2This Agreement will be binding on and shall enure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right or benefit of any nature whatsoever. The Contractor shall not assign any rights under this Agreement, without the Client's prior written consent.

13.3The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, affect the construction of or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

13.4Any amendment to this Agreement must be in writing and executed by both parties. No waiver by any party of any of the provisions hereof shall be effective unless it is set in writing and signed by the waiving party. No waiver of any provision in this Agreement shall be deemed or constitute a waiver of any other provision.

13.5This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein. Each party irrevocably submits to the exclusive jurisdiction and venue of the courts located in the Province of Manitoba in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

13.6All terms and conditions under Section 4.4, Section 4.5, Section 6, Section 7, Section 8, Section 9.1(f), Section 10 and Section 11.3, shall survive the termination of this Agreement whether the termination is initiated by the Contractor, by the Client, on a with or without cause basis, or by mutual agreement, or whether the termination is lawful or unlawful.

13.7The Contractor acknowledges and agrees that monetary damages might not be a sufficient remedy for any breach of this Agreement by the Contractor, and that, in addition to all other remedies available at law, the Client shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach.

13.8If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall apply to the term or provision only to the extent of that invalidity or unenforceability, and shall not affect any other term or provision of this Agreement.

13.9This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.10The use or reference to the singular and the masculine shall be read and construed as the plural or the feminine whenever the context so requires.

13.11Each of the parties acknowledge that they each have read and understood the terms of this Agreement and that have obtained, or had the opportunity to obtain, independent legal advice with respect to this Agreement before the same was signed by them.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

______________________________ Witness Name:	DJS CONSULTING INC. Per: /s/ Dale Schultz________________________ Name: Dale Schultz Title: I have authority to bind the corporation. /s/ Dale Schultz________________________ DALE SCHULTZ (Guarantor)

SNOW LAKE RESOURCES LTD.
Per: /s/ Nochum Labkowski___________________ Name: Nochum Labkowski Title: Chairman I have authority to bind the corporation.

SCHEDULE 1

SERVICES

Subject to the overriding direction and control of the Client, the Contractor shall well and faithfully fulfill and perform all duties, tasks and deliverables as requested by the Client and the Board, including, but not limited to, the following:

•Leading project planning sessions;

•Geological services;

•Coordinating staff and internal resources;

•Managing project progress and adapt work as required;

•Ensuring projects meet deadlines;

•Managing relationships with clients and stakeholders;

•Designing and signing off on contracts and workplace safety and health requirements;

•Overseeing all incoming and outgoing project documentation;

•Participating in the tendering process i.e. design, submission and review;

•Design risk mitigation plans;

•Conducting project reviews and creating detailed reports for executive staff;

•Optimizing and improving processes and the overall approach where necessary; and

•Managing large and diverse teams